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May 1, 2026

Russell Investment Funds

401 Union Street, 18th Floor

Seattle, Washington 98101

Re:  Registration Statement on Form N-1A

Dear Sir or Madam:

As counsel for Russell Investment Funds (the “Trust”), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (File No. 811-05371), and Post-Effective Amendment No. 96 to the Trust’s registration statement relating to the shares of beneficial interest (the “Shares”) of nine series of the Trust (the “Funds”) being filed under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 033-18030) (the “Registration Statement”). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

This opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

In connection with the opinions set forth herein, we have examined the following Trust documents: the Trust’s Third Amended and Restated Master Trust Agreement (the “Master Trust Agreement”); the Trust’s By-Laws; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Master Trust Agreement and as noted below, fully paid and non-assessable beneficial interests in such Shares.

The Trust is an entity commonly known as a Massachusetts business trust. Our opinion above, as it relates to the non-assessability of the Shares, is, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Master Trust Agreement expressly provides that no shareholder may be called upon to pay any sum of money or any assessment in respect of the Trust except as the shareholder may agree and thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the relevant series itself would be unable to meet its obligations.

The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of the Registration Statement. In giving our consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP